Exhibit 6.23

AMENDMENT TO SERVICE AGREEMENT

This AMENDMENT TO HANOVER SERVICE AGREEMENT (the “Amendment”) dated effective as of November 1, 2024 (the “Effective Date”) is by and between Alternative Ballistics Corporation, a Nevada corporation (the “Company”), and Hanover One International, Inc. (the “Consultant”).

WHEREAS, the Company and Consultant are parties to a certain Service Agreement, dated November 1, 2023 (the “Agreement”) and the initial twelve (12) month term of the Agreement has been completed and the term is now month to month; and

WHEREAS, the Company and Consultant desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1.	Section 4 of the Agreement “Hanover’s Compensation” is hereby amended as follows as of the Effective Date of this Amendment:

a.	The monthly cash retainer of $3,500 will be changed to $2,500 per month.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY:		THE CONSULTANT:

ALTERNATIVE BALLISTICS CORPORATION,		HANOVER ONE INTERNATIONAL, INC.

/s/ Steven Luna		/s/ James E. Hock
By:	Steven Luna	Name:	James E. Hock
Its:	Chief Executive Officer	Its:	Officer

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